MCMORAN EXPLORATION CO.

ON REFLECTION – DAVY JONES*

March 7, 2012 (pre flow test)

To the Shareholders of McMoRan Exploration Co.:

Everywhere I go people want to know about Davy Jones – people I know casually or even people I have never met before.  Everyone asks, “How is Davy Jones?”  I am happy to report to you today that the flow test is imminent.  It has been two years of anticipation, so I thought I would share my thoughts with you.

The Gulf of Mexico shallow water, ultra-deep, sub-salt play has been quite a voyage, beginning with the challenge of whether McMoRan could drill deeper than anyone had drilled before with our Blackbeard West prospect.  The challenge to drill deeper was a major undertaking and, as usual, our shareholders and major investors made it possible for us to raise the kind of capital for McMoRan, an independent, to take on the ultra-deep, sub-salt play along with our partners, Plains Exploration & Production Company, Energy XXI, JX Nippon Oil Exploration and Moncrief Offshore.

This exploration play benefited from the guidance and review by both the Bureau of Ocean Energy Management and Bureau of Safety and Environmental Enforcement.  We thank them for their efforts and assistance throughout this endeavor.

The challenge of drilling deeper included learning not only how to drill a well in temperatures in excess of 400° (F) and bottom hole pressures in excess of 25,000 pounds per square inch, but also how to evaluate the data from the well.  Logging and other data, which was reliable in our shallower drilling, did not work at these depths.  Because of these limitations, McMoRan worked with numerous service companies who also put their capital at risk, and we assembled a team of international experts to develop the equipment and processes necessary to overcome the temperatures and pressures in these deeper wells.  Even with the new data we have accumulated and evaluated, we still have to wait for the final piece -- the flow test.  The logs and accompanying other data on this 20,000-acre closure have given us every indication that this prospect has the earmarks of a major Wilcox discovery right in the middle of the mature Gulf of Mexico Shelf.  This is truly a new adventure.

While reflecting on the past two years I wanted to share some thoughts on the Davy Jones flow test:

1.	What will the results of the Davy Jones No. 1 flow test be?
Testing will occur in stages with periods of flowing and shut-in to evaluate the reservoir.  Hopefully, the results will confirm that the reservoir is capable of producing in excess of 50 MMcf/d with strong pressures.  No one has ever tried to produce a well in excess of 25,000 pounds per square inch and 400° (F) temperature, and that is why we have had to wait for the flow test.  McMoRan has not been able to book reserves because of the distance to other Wilcox reservoirs with reserves.  We had to look 100 miles north and 200 miles south for comparable Wilcox data.  Strangely enough, with all of the deepwater wells drilled in the Gulf of Mexico, only two wells have been tested from the Wilcox Formation.  We have had to blaze a trail and create our own analogs.

2.	What if the flow test is not as anticipated?
If the flow test is lower than anticipated, the cause may be due to lithologic and/or mechanical reasons.  Reservoir permeability is unknown and that is why flow testing is required to prove the mobility of the hydrocarbons.  Among the possible mechanical reasons for lower than anticipated flow could be that the flow is restricted due to the oil-based mud used when drilling the well two years ago or the perforating guns did not perform as expected.  If necessary, we will explore alternatives for stimulation or other treatments to initiate flow.

3.	What if the well flows less than 50 MMcf/day?
We all hope the well will perform at this rate, but if it does not, then we could add additional perforations.  As you may remember, we have multiple pay zones in this well.  We plan to first perforate the Wilcox “F” sand and if we do not get the proposed flow, we could then perforate the “E”, “D”, “C” sands, and so on up the wellbore to give us the additional reservoir perforations to achieve the maximum flow rate.

I share these thoughts with you because when people ask, “How is Davy Jones?” I say, “We are making progress.”  I wish I could guarantee the outcome, but because McMoRan is “pioneering” this sub-salt play in the shallow waters of the Gulf of Mexico, we all have to wait to find out what Mother Nature has in store for us.  Remember -- McMoRan has also announced discoveries at Davy Jones Offset, Blackbeard West, Blackbeard East and Lafitte, which are just as exciting as Davy Jones.  These discoveries provide opportunities to test five additional sub-salt geologic formations, besides the Wilcox.  All will require further testing just as with Davy Jones.

The information we have garnered has proven our geologic model of the shallow water, ultra-deep trend below the salt weld.  McMoRan is also moving onshore to evaluate whether the same ultra-deep trend exists there.

This is the “State of the Union” or, should I say, the “State of Davy Jones”.  We will be providing the information on the flow test as soon as it is available.  Hopefully, there will be no more delays, such as the stuck mud motor that became a conversation piece while we were completing the well.

I would like to extend my personal thanks to McMoRan’s Board of Directors, employees, contractors and all the service companies who have contributed to making this test possible.  I would also like to thank McMoRan’s loyal shareholders for their support. Good luck to all of us.  We will soon know the results.

NATURAL GAS PRICES
Everyone is focused on natural gas prices in the United States.  As usual, there are bulls and bears with a wide range of price forecasts.  I have never claimed to be a price expert, and I will not start now.  The disparity between current oil prices around the world and natural gas prices in the United States has continued to widen from its historical relationship.  It is pretty clear now that much of the natural gas that has come online in recent years requires higher prices than the current levels to be economic.  We are already starting to see significant reductions in drilling activity for dry gas and shifts to oil-focused targets.  Low natural gas prices should also stimulate demand in the U.S. and provide incentives to export U.S. gas to international markets, where prices are significantly higher.

If McMoRan’s major sub-salt structures bear continuous reservoirs, they should be long term, low cost producers and the low cost producers will survive.  In other words, people in the know say the best cure for low natural gas prices IS low natural gas prices.

Sincerely,

Jim Bob Moffett
Co-Chairman of the Board,
President & Chief Executive Officer

*This letter contains forward-looking statement, including the potential of a successful flow test and anticipated production rates at Davy Jones.  These statements involve assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Important factors that may cause actual results to differ materially from those anticipated include mechanical or operational issues as well as other general exploration and development risks and hazards and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.